Exhibit 99.1

4390 Davisville Road, Hatboro, PA 19040 Phone (215) 682-7400 Fax (215) 682-4144

NEWS RELEASE

For Immediate Release

Date:	June 6, 2012
Contact:	Roger S. Deacon
Chief Financial Officer
Phone:	(215) 775-1435

FOX CHASE BANCORP, INC. TO COMPLETE BALANCE SHEET RESTRUCTURING

HATBORO, PA, June 6, 2012 — Fox Chase Bancorp, Inc. (the “Company”) (NASDAQ GM: FXCB), the holding company for Fox Chase Bank (the “Bank”), today announced its intention to complete a balance sheet restructuring during the second quarter of 2012, which is expected to  result in a pre-tax cost of approximately $1.2 million.

To better position its balance sheet for potential changes in interest rates and improve net interest income and margin going forward, the Company anticipates it will terminate approximately $55 million in long-term borrowings, with an effective rate of 3.50%, at a pre-tax cost estimated at $3.1 million.  The Company plans to fund the pre-payments with shorter-term funding sources. Offsetting this cost would be an approximate pre-tax gain of $1.9 million associated with the sale of approximately $75 million in investment securities with a book yield of 2.15%.

The Company anticipates that the transactions will improve annual net interest income by approximately $1.2 million. Since these transactions have not been completed, the impact on net interest income and earnings for the second quarter of 2012 and future periods cannot yet be determined and will depend on market conditions in effect at the time the transactions are consummated. The Bank will remain well-capitalized after these transactions are completed.

Fox Chase Bancorp, Inc. is a stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867.  The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.  For more information, please visit the Bank’s website at www.foxchasebank.com.

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.